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Exhibit (d)(9)

INTERACTIVE INTELLIGENCE, INC.

1995 NONSTATUTORY STOCK OPTION INCENTIVE PLAN

This document constitutes part of a prospectus
covering securities that have been registered
under the Securities Act of 1933.

        Interactive Intelligence, Inc., an Indiana corporation (the "Company"), has in effect a 1995 Nonstatutory Stock Option Incentive Plan (the "Plan"). This Memorandum relates to the shares of the Common Stock, $.01 par value, of the Company ("Shares") that may be issued by the Company to any director, consultant or any full-time employee of the Company or Affiliate, pursuant to the exercise of stock options granted under the Plan.

        The Company has filed a Registration Statement on Form S-8 (File No. 333-87919) with the Securities and Exchange Commission (the "Commission"). The Registration Statement incorporates by reference certain documents filed with the Commission, including quarterly and annual reports. Such documents are also incorporated by reference into the prospectus of which this document is a part. A participant under the Plan may receive, without charge, a copy of any such document incorporated by reference into the Registration Statement, or any other document required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, upon written or oral request directed to the Secretary of the Company at the Company's principal offices located at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. The Company's telephone number is (317) 872-3000.

        The date of this Memorandum is September 27, 1999.

THE 1995 INCENTIVE STOCK OPTION PLAN

        The Company's Board of Directors (the "Board") approved the Plan effective August 14, 1995 and recommended its approval by the Company's then sole shareholder which was also obtained on August 14, 1995. The Plan reserves for issuance 375,000 Shares (subject to adjustment for subsequent stock splits, stock dividends, recapitalizations and certain other changes in the Company's outstanding Common Stock) upon exercise of stock options granted as incentive awards to full-time employees of the Company or an Affiliate ("Eligible Employees") or any director or consultant of the Company or an Affiliate who is not an Eligible Employee (together with Eligible Employees, "Eligible Persons") by the Board, which administers the Plan.

        The purpose of the Plan is to induce Eligible Persons to remain affiliated with or in the employ of the Company and to encourage Eligible Persons to secure or increase their stock ownership in the Company. The Board has determined that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

        The Plan provides for the grant to Eligible Persons awards in the form of stock options not qualifying for tax treatment under Section 422 of the Code ("Options"). Upon stockholder approval of the Company's new 1999 Stock Option and Incentive Plan on April 16, 1999, the Board determined that no new Options will be granted under the Plan. The Plan will automatically terminate and all Options granted under the Plan will expire on August 14, 2005.

        The essential features of the Plan are summarized below, but such summary is qualified in its entirety by the full text of the Plan, a copy of which is available for inspection at the Company's principal offices. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan.

Stock Subject to the Plan

        The stock subject to the Plan consists of 375,000 Shares. The number of Shares issued pursuant to an Option under the Plan is charged against the maximum number of Shares set forth above. However, any Shares subject to an Option which terminates, expires or is surrendered for cancellation may again become available for new awards under the Plan. The Shares issued pursuant to an award may be authorized but unissued, or reacquired Shares.

Options

  Grant of Options

        Except as expressly limited by the Plan, the number of Shares subject to any Option granted under the Plan is determined by the Board. All Options are evidenced by an Option Agreement executed by the Company and the Optionee which contains such terms and will be in such form as the Board of Directors may from time to time approve. The Option Price per Share with respect to each Option is determined by the Board at the time of issuance of the Option but will be not less than Twenty Cents ($0.20) per share.

  Exercise or Termination of Options

        Unless otherwise determined by the Board and set forth in the Option Agreement, Options granted to an Eligible Employee generally become vested (i.e., exercisable) 20% per year beginning on the first anniversary of the date of grant. Options granted to directors or consultants are fully vested at the time of issuance unless otherwise determined by the Board.

        In the event an Optionee ceases to be employed with, or to service as a director or consultant to, the Company or any Affiliate, as a result of such Optionee's total and permanent disability, such Optionee may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Board, with such determination begin made, if at all, at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent such Employee was entitled to exercise it at the date of such termination. To the extent such Optionee was not entitled to exercise the Option at the date of termination, or if such Optionee does not exercise such Option which such Optionee was entitled to exercise within the time specified immediately above, the Option will terminate.

        If an Optionee dies while in the employ of or while serving as a director or consultant to the Company or any Affiliate, an Option granted to such deceased Optionee may be exercised (to the extent vested) by the person's representative, executor, or administrator of such deceased Optionee's estate, or by the person or persons to whom the Option has been transferred under the Optionee's last will and testament or the applicable laws of descent and distribution, for a period of twelve (12) months after the Optionee's death, provided, however, such right of exercise will not effect the earlier expiration of such Option as provided in the Plan or the applicable Option Agreement. Options granted to an Optionee shall automatically expire twelve (12) months after such Optionee's death. The Company is under no obligation to honor any notice of exercise or to deliver certificates representing the Shares purchased pursuant to any exercise until the Company is satisfied as to the authority of the person or persons exercising the Option.

        On and after the date any portion of the Option becomes exercisable, the Optionee may only exercise such Option to the extent vested by written exercise and subscription agreement which must: (i) state the election to exercise the Option, the number of Shares in respect of which it is being exercised, the person(s) in whose name(s) the stock certificate(s) for such Shares is (are) to be registered, including pertinent address(es) and social security number(s); (ii) contain such representations and agreements, if any, as may be required by the Company related to the Optionee's investment intent regarding the acquisition of such Shares and other provisions related to applicable exemptions from Federal or state securities law registration requirements; (iii) contain such agreement, if any, as may be required by the Company related to restrictions on the transferability of such Shares; (iv) be signed by the Optionee; and (v) be in writing and delivered in person or by mail to the President of the Company. Payment of the Option Price by the Optionee must be made in cash or other immediately available funds or by check drawn on a United States bank and tendered to the Company on the date of exercise. No Option granted under the Plan will be exercisable if the Optionee is in violation of, or has violated, any noncompete or nondisclosure agreement between the Optionee and the Company.

Administration

        The Plan is administered by the Board which, subject to the terms of the Plan, has the sole and complete authority and discretion: (i) to grant Options; (ii) to determine the Option Price per share of Options to be granted; (iii) to determine the Eligible Persons to whom, and the time or times at which, Options will be granted and the number of Shares to be represented by each Option; (iv) to interpret the Plan; (v) to determine the terms and provisions of each Option granted (which need not be identical); and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board may, in its sole and absolute discretion, delegate specified powers and responsibilities given it under the Plan to a committee, a majority of which will be members of the Board. The Board will appoint the members of such committee, who shall serve at the pleasure of the Board.

Amendment and Termination of the Plan

        The Board may terminate the Plan at any time, and may at any time and from time to time and in any respect amend or modify the Plan. Except as provided in the Plan, no amendment, suspension or termination of the Plan, without an Optionee's consent, will materially impair any of the rights or obligations of the Company or the Optionee with respect to any Option theretofore granted to such Optionee.

Effect of Changes in Capitalization and Dissolution or Liquidation

        The number of Shares covered by each outstanding Option and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, will be appropriately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, recapitalization or reclassification of the Common Stock of the Company or the payment of a stock dividend with respect to the Common Stock of the Company or any other increase or decrease in the number of issued shares of Common Stock of the Company effected without receipt of consideration by the Company.

        In the event of the dissolution or complete liquidation of the Company, an Option will terminate as of a date to be fixed by the Board; provided, however, that written notice of the date so fixed will be given to each Optionee not less than the shorter of (i) thirty (30) days, or (ii) the remaining term of the Plan, and each such Optionee shall have the right during such period to exercise his or her Option as to all or any part of the Shares covered thereby to the extent vested.

Miscellaneous Provisions

        No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution.

        An Optionee has no rights as a shareholder with respect to Shares covered by any Option until the date of issuance by the Company of the applicable stock certificates. No adjustment shall be made for cash dividends or other rights not specifically provided for in the Plan for which the record date is prior to the date of such issuance of the applicable stock certificates.

        The Board has the right in its sole and absolute discretion, to accelerate the date on which the Options become vested and exercisable for the entire Option Shares (to the extent not previously vested or exercised) to the date immediately prior to the consummation of any of the following events: (i) the sale or transfer by the Company of all or substantially all of its assets; (ii) the sale or exchange in one transaction of outstanding shares of the Company having at least two-thirds (2/3) of the total number of votes that may be cast for the election of the Board; (iii) any cash tender offer or exchange offer, contested election, or any combination of the foregoing transactions, as a result of which the persons who are Directors of the Company before the transaction will cease to constitute a majority of the Board or of the board of directors of any successor to the Company; or (iv) any merger or other business combination or similar action of the Company in which the shareholders of the Company receive less than fifty percent (50%) voting interest in the new continuing entity. If the Board exercises its rights to accelerate the Options, the Board will notify each Optionee that the vesting and exercisability has been accelerated and that the Option is subject to lapse and termination if not timely exercised, which notice will be given at least five (5) days prior to the consummation of the events set forth in (i), (ii), (iii) or (iv) of this paragraph giving rise to such acceleration. In the event and to the extent that the Board exercises its right to accelerate the vesting of the Options as provided above but an Optionee does not exercise an Option upon occurrences of one of the events described in (i), (ii), (iii) and (iv) of this paragraph, then such Option will lapse and terminate upon consummation of such event.

OTHER INFORMATION REGARDING THE PLAN

Legal Status

        The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and does not qualify under Section 401(a) (relating to certain pension, profit-sharing, and stock bonus plans) of the Code. The Plan is intended to qualify under Section 422 (relating to "incentive stock option plans") of the Code.

Employee Rights Under the Plan

        No person selected for participation in the Plan, notwithstanding such status, will acquire any rights, as a result of such selection, to retain their employee status with the Company for any specific period of time.

Separation from Service

        Unless otherwise determined by the Board at the time of the grant, except for Options issued to an Optionee who was serving as a non-employee director at the time of the grant, upon an Optionee's Separation from Service all unexercised Options held by the Optionee will expire upon the date of his or her Separation from Service.

Withholding Obligations

        Shares will not be issued upon the exercise of any Option unless and until withholding obligations with respect to any Federal or state taxes, if any, or other withholding obligations, if any, imposed by any governmental entity have, in the opinion of the Board, have been satisfied by the Company or the Optionee or provisions for their satisfaction have been made by the Company or the Optionee.

Federal Income Tax Consequences

        The statements below are based upon those laws that are in force on the date of this Memorandum and are subject to any subsequent changes therein. The following discussion applies only to acquisitions or dispositions of Options occurring during the lifetime of the participants. The consequences may differ in the event of an acquisition or disposition of an Option following the death of a participant. The Company and its employees may also be subject to federal, state and local taxes. In view of the individual nature of tax consequences, each participant is advised to consult his or her own tax adviser with respect to the specific tax consequences of participation in the Plan, including the effect and applicability of federal, state, local and other tax laws and the possible effects of changes therein.

  Taxation of Ordinary Income and Capital Gains

        Subject to certain exceptions, the maximum federal tax rate on "net capital gain" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long term" if the capital asset was held for more than one year and "short term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

  Non-Qualified Stock Options

        A participant who is granted a non-qualified stock option does not recognize taxable income upon the grant of the Option, and the Company is not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the non-qualified stock option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price for the option shares. Such income will be treated as compensation to the participant subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the participant as compensation income in the year the income is taxable to the participant.

        The participant will also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the participant's basis in the shares, the participant will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the participant's basis in the shares, the participant will recognize long-term capital loss if the shares were held for more than one year, and short-term capital loss if the shares were held for one year or less. The participant's basis in the option shares will equal the amount of ordinary income recognized by the participant upon exercise of the non-qualified stock option, plus any cash paid to exercise the non-qualified stock option.

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  Exhibit (d)(9)